Exhibit 99.1

NAUTILUS, INC. REPORTS FISCAL FIRST QUARTER 2023 RESULTS

Company Achieves Upper End Q1 Fiscal 2023 Revenue Guidance and Beats Adjusted EBITDA Guidance

Direct Net Sales of $26.5M up 27% vs pre-pandemic Q1 Fiscal 2020

JRNY® Total Members Reaches 360k with 133% Growth vs Q1 Fiscal 2022

Company Reiterates Full Year Guidance

VANCOUVER, WASHINGTON, August 9, 2022 - Nautilus, Inc. (NYSE: NLS) today reported its unaudited operating results for the fiscal 2023 first quarter ended June 30, 2022.

Management Comments

“We are pleased to deliver solid first quarter results that reflect the execution of our multi-year transformation plan. Our omnichannel approach was critical to our success in the quarter, with Direct channel sales up 27% compared to the same pre-pandemic period in fiscal 2020. Further, we continue to expand our digital fitness platform, JRNY®, which exceeded 360,000 members at June 30, 2022, representing approximately 133% growth versus the same quarter last year,” said Jim Barr, Nautilus, Inc. Chief Executive Officer.

Mr. Barr continued, “As we look ahead, we believe we are well-positioned to navigate the current macroeconomic environment. Our ability to offer customers a diversified product assortment of strength and cardio offerings that includes our JRNY® platform at a compelling total cost of ownership enables us to drive demand and expand our market position. Based on our performance to-date and visibility into the remainder of our fiscal year, I am pleased to reiterate our full year financial and JRNY® member growth guidance. We have made tremendous progress on our North Star strategy, including becoming a nimbler organization that is equipped to adapt to market conditions and continue to deliver against expectations, including our guidance of positive Adjusted EBITDA for the second-half of fiscal 2023.”

Total Company Results

For fiscal 2023, Nautilus expects to return to a more typical pre-pandemic seasonality, with the 2nd Half of the year contributing more of the full year's revenue. Additionally, to gauge sales growth and progress against more "normalized" or pre-pandemic results, the Company will rely more heavily on measuring performance of fiscal 2023 sales growth versus the pre-pandemic twelve-month period that ended March 31, 2020 ("fiscal 2020") to guide business strategy, rather than measuring performance against the atypical, outsized results that occurred during the pandemic.

Fiscal 2023 First Quarter Ended June 30, 2022 Compared to June 30, 2021

•Net sales were $54.8 million, compared to $184.6 million, a decline of 70.3% versus last year. Net sales are up 11%, or 3% CAGR, when compared to the same period in fiscal 2020, excluding sales related to the Octane brand, which was sold in October 2020. The sales decline versus last year is driven primarily by the return to pre-pandemic seasonal demand.

•Gross profit was $7.0 million, compared to $55.5 million last year. Gross profit margins were 12.7% compared to 30.1% last year. The 17.4 ppt decrease in gross margins was primarily due to increased discounting (-8 ppts), unfavorable logistics overhead absorption (-8 ppts), and increased investments in JRNY® (-4 ppts), offset by improvement in other costs (3 ppts).

•Operating expenses were $58.1 million, an increase of $20.5 million, or 54.5%, compared to last year, primarily due to a goodwill and intangible impairment charge of $27.0 million and a $3.6 million increase in JRNY® investments, partially offset by $5.7 million lower media spending and $2.7 million lower other variable selling and marketing expenses due to decreased sales. Total advertising expenses were $5.1 million versus $10.8 million last year.

•Operating loss was $51.2 million or negative 93.4% operating margin, compared to operating income of $17.9 million last year, primarily driven by a goodwill and intangible impairment charge of $27.0 million and lower gross profit associated with lower sales demand during the period.

•Loss from continuing operations was $60.2 million, or $(1.92) per diluted share, compared to income of $14.0 million, or $0.43 per diluted share, last year.

•Net loss was $60.2 million, or $(1.92) per diluted share, compared to net income of $13.9 million, or $0.43 per diluted share, last year.

•The income tax expense was $8.1 million this year compared to $3.4 million last year. The income tax expense this year was primarily a result of a U.S. deferred tax asset valuation allowance in the amount of $14.2 million recorded this quarter.

•The following statements exclude the impact of non-cash impairment charges1 related to the carrying value of our goodwill and intangible assets for the three-months ended June 30, 2022.

◦Adjusted operating expenses were $31.2 million, or 56.9% of sales, compared to $37.6 million, or 20.4% of sales, last year. The decrease was driven by lower advertising and partially offset by JRNY® investments.

◦Adjusted operating loss was $24.2 million compared to last year’s income of $17.9 million, driven by lower gross profit.

◦Adjusted EBITDA loss from continuing operations was $19.9 million compared to income of $21.1 million last year.

1 See “Reconciliation of Non-GAAP Financial Measures” for more information

JRNY® Update

•Nautilus is continuing to enhance the JRNY® platform through many unique features including the expansion of differentiated, visual connected fitness experiences for JRNY® Members.

•As of June 30, 2022, Members of JRNY®, Nautilus’ personalized connected fitness platform, exceeded 360k representing approximately 133% growth versus the same quarter last year. Of these members, 127k were Subscribers, representing approximately 290% growth over the same period. We define JRNY® Members as all individuals who have a JRNY® account and/or subscription, which includes Subscribers, their respective associated users and users who consume free content. We define Subscribers as a person or household who paid for a Subscription, are in a trial, or have requested a "pause"' to their subscriptions for up to three months.

•Additionally, the Company has made great strides over the last two years expanding the number of products featuring JRNY® connectivity. In FY 2022, approximately 80% of total units sold were JRNY®

compatible, compared to only 22% in the pre-pandemic FY 2020. The trend of approximately 80% of total units sold being JRNY® compatible continued in Q1 FY 2023.

•Nautilus' integration of VAY's motion-tracking capabilities into JRNY® will further advance and accelerate personalized strength workout options, including the addition of rep counting and form coaching for SelectTech® users, which we believe will drive JRNY® membership growth during FY 2023.

Segment Results

Fiscal 2023 First Quarter Ended June 30, 2022 Compared to June 30, 2021

Direct Segment

•Direct segment sales were $26.5 million, compared to $63.4 million, a decline of 58.2% versus last year, and up 27%, or 8% CAGR, compared to the same period in fiscal 2020. Net sales decrease was primarily driven by the return to pre-pandemic seasonal demand and higher sales discounting.

•Cardio sales declined 45.5% versus last year and were up 6.5%, or 2% CAGR, compared to the same period in fiscal 2020. Lower sales were primarily driven by lower bike demand. Strength product sales declined 70.8% versus last year and increased 96.7%, or 25% CAGR, compared to the same period in fiscal 2020. Lower sales this quarter were primarily driven by lower demand for SelectTech® weights.

•The Direct segment ended the quarter with $0.4 million of backlog as of June 30, 2022. These amounts represent unfulfilled consumer orders net of current promotional programs and sales discounts.

•Gross profit margin was 17.2% versus 38.7% last year. The 21.5 ppt decrease in gross margin was primarily driven by: increased discounting (-8 ppts), unfavorable logistics overhead absorption (-7 ppts) and increased investments in JRNY® (-7 ppts). Gross profit was $4.6 million, down 81.4% versus last year.

•Segment contribution loss was $9.9 million, or 37.4% of sales, compared to segment contribution income of $6.8 million, or 10.7% of sales last year. The decline was primarily driven by lower gross profit, as explained above, offset by decreased media spend. Advertising expenses were $5.2 million compared to $8.0 million last year.

Retail Segment

•Retail segment sales were $27.4 million, down by 77.2% versus last year. Excluding sales related to Octane, net sales were down 2%, or -1% CAGR, compared to the same period in fiscal 2020. Retail segment sales outside the United States and Canada were down 83% versus last year. The decrease in sales compared to last year is primarily driven by lower cardio sales and higher sales discounting as Retailers work through higher-than-normal inventory levels.

•Cardio sales declined by 86.8% versus last year. Excluding sales of the Octane brand, cardio sales were down 28.7%, or 11% CAGR, compared to the same period in fiscal 2020. Lower sales this quarter were primarily driven by lower bike sales. Strength product sales declined by 48.9% versus last year. Strength sales were up 36.8% or 11% CAGR, compared to the same period in fiscal 2020, led by the popular SelectTech® weights.

•As of June 30, 2022, the Retail segment's backlog totaled $48.0 million. These amounts represent customer orders for future shipments and are net of contractual rebates and consideration payable to applicable Retail customers.

•Gross profit margins were 5.5% compared to 25.1% last year. The 19.6 ppt decrease in gross margin was primarily driven by: increased discounting (-11 ppts) and unfavorable logistics overhead absorption (-9 ppts). Gross profit was $1.5 million, a decrease of 95% versus last year.

•Segment contribution loss was $5.4 million, or 19.7% of sales, compared to segment contribution income of $22.1 million, or 18.3% of sales, last year. The decline was primarily driven by lower gross profit as explained above.

Balance Sheet and Other Key Highlights as of June 30, 2022:

•Cash and Liquidity:

•Cash, cash equivalents, and restricted cash were $8.7 million, compared to cash, cash equivalents, and restricted cash of $14.2 million as of March 31, 2022. The decrease was primarily due to the net loss, offset by increased debt and changes in working capital.

•Debt and other borrowings were $37.0 million compared to $29.4 million as of March 31, 2022.

•$35.1 million was available for borrowing under the Wells Fargo Asset Based Lending Revolving Facility (“Facility”) compared to $65.8 million as of March 31, 2022.

•Inventory was $103.9 million, down compared to $111.2 million as of March 31, 2022. The decrease in inventory versus year-end was driven by sell-through as we right-size inventory levels ahead of the fitness season. About 8% of inventory as of June 30, 2022 was in transit.

•Trade receivables were $27.5 million, compared to $61.5 million as of March 31, 2022. The decrease in trade receivables was due to lower sales and the timing of customer payments.

•Trade payables were $26.8 million, compared to $53.2 million as of March 31, 2022. The decrease in trade payables was primarily due to the timing of payments for inventory.

•Capital expenditures totaled $3.4 million for the three-months ended June 30, 2022.

Forward Looking Guidance

The following forward-looking statements reflect the Company's full fiscal year 2023 expectations as of August 9, 2022 and are subject to risks and uncertainties.

•The Company is reiterating Second Half and Full Year 2023 Guidance.

Second Half and Full Year 2023

•The Company expects full year revenue of between $380 million and $460 million.

•Given the impact of elevated inventory levels at the Company’s retail partners, the Company expects the 2nd half of the year to represent between 65% and 70% of full year sales, slightly higher than pre-pandemic 2nd half seasonality of approximately 60%.

•Gross margins for the second half of the year are expected to be in the range of 27% to 30%. Improvements versus last year are driven by lower in-bound freight and demurrage fees, and the reduction in logistics facilities footprint. The Company is closing one of its distribution centers when the associated lease expires in the Fall of 2022 and will not be renewing the leases of some storage locations.

•Given higher anticipated sales levels in the 2nd half of FY 2023, improved gross margins, and plans to flex sales and marketing expenses in-line with sales, the Company expects to deliver positive Adjusted EBITDA(1) for the 2nd half of FY 2023.

•As a result, the Company expects full year Adjusted EBITDA(1) loss of between $25 million and $35 million.

•The Company expects JRNY® Members to exceed 500,000 at March 31, 2023.

(1) We provide Adjusted EBITDA guidance, rather than net income guidance, due to the inherent unpredictability of forecasting certain types of expenses such as stock-based compensation and income tax expenses, which affect net income but not Adjusted EBITDA. We are unable to reasonably estimate the impact of such expenses, if any, on net income. The inability to project certain components of the calculation would significantly affect the accuracy of a reconciliation. Accordingly, we do not provide a reconciliation of projected net income to projected Adjusted EBITDA.

Conference Call

Nautilus will discuss our fiscal 2023 first quarter ended June 30, 2022 operating results during a live conference call and webcast on Tuesday, August 9, 2022 at 1:30 p.m. Pacific Time. The conference call can be accessed by calling (844) 825-9789 in North America. International callers may dial (412) 317-5180. Please note that there will be presentation slides accompanying the earnings call. The slides will be displayed live on the webcast and will be available to download via the webcast player or at http://www.nautilusinc.com/events. The webcast will be archived online within two hours after completion of the call and will be available for six months. Participants from the Company will include Jim Barr, Chief Executive Officer and Aina Konold, Chief Financial Officer.

A telephonic playback will be available from 4:30 p.m. PT, August 9, 2022 through 8:59 p.m. PT, August 23, 2022. Participants can dial (844) 512-2921 in North America and international participants can dial (412) 317-6671 to hear the playback. The passcode for the playback is 10169445.

About Nautilus, Inc.

Nautilus, Inc. (NYSE:NLS) is a global leader in digitally connected home fitness solutions. The Company’s brand family includes Bowflex®, Nautilus®, Schwinn®, and JRNY®, its digital fitness platform. With a broad selection of exercise bikes, cardio equipment, and strength training products, Nautilus, Inc. empowers healthier living through individualized connected fitness experiences and in doing so, envisions building a healthier world, one person at a time.

Headquartered in Vancouver, Washington, the Company’s products are sold direct to consumer on brand websites and through retail partners and are available throughout the U.S. and internationally. Nautilus, Inc. uses the investor relations page of its website (www.nautilusinc.com/investors) to make information available to its investors and the market.

Forward-Looking Statements

This press release includes forward-looking statements (statements which are not historical facts) within the meaning of the Private Securities Litigation Reform Act of 1995, including: projected, targeted or forecasted financial, operating results and capital expenditures, including but not limited to net sales growth rates, gross margins, operating expenses, operating margins, anticipated demand for the Company's new and existing products, statements regarding the Company's prospects, resources or capabilities; planned investments, strategic initiatives and the anticipated or targeted results of such initiatives; the effects of the COVID-19 pandemic on the Company’s business; and planned operational initiatives and the anticipated cost-saving results of such initiatives. All of these forward-looking statements are subject to risks and uncertainties that may change at any time. Factors that could cause Nautilus, Inc.’s actual expectations to differ materially from these forward-looking statements also include: weaker than expected demand for new or existing products; our ability to timely acquire inventory that meets our quality control standards from sole source foreign manufacturers at acceptable costs; risks associated with current and potential delays, work stoppages, or supply chain disruptions, including shipping delays due to the severe shortage of shipping containers; an inability to pass along or otherwise mitigate the impact of raw material price increases and other cost pressures, including unfavorable currency exchange rates and increased shipping costs; experiencing delays and/or greater than anticipated costs in connection with launch of new products, entry into new markets, or strategic initiatives; our ability to hire and retain key management personnel; changes in consumer fitness trends; changes in the media consumption habits of our target consumers or the effectiveness of our media advertising; a decline in consumer spending due to unfavorable economic conditions; risks related to the impact on our business of the COVID-19 pandemic or similar public health crises; softness in the retail marketplace; availability and timing of capital for financing our strategic initiatives, including being able to raise capital on favorable terms or at all; changes in the financial markets, including changes in credit markets and interest rates that affect our ability to access those markets on favorable terms and the impact of any future impairment. Additional assumptions, risks and uncertainties are described in detail in our registration statements, reports and other filings with the Securities and Exchange Commission, including the “Risk Factors” set forth in our Annual Report on Form 10-K, as supplemented by our quarterly reports on Form 10-Q. Such filings are available on our website or at www.sec.gov. You are cautioned that such statements are not guarantees of future performance and that our actual results may differ materially from those set forth in the forward-looking statements. We undertake no obligation to publicly update or revise forward-looking statements to reflect subsequent developments, events, or circumstances.

# # # #
SOURCE: Nautilus, Inc.
Investor Relations:
John Mills
ICR, LLC
646-277-1254
John.mills@icrinc.com

Media:
John Fread
Nautilus, Inc
360-859-5815
jfread@nautilus.com

Carey Kerns
The Hoffman Agency
503-754-7975
ckerns@hoffman.com

RESULTS OF OPERATIONS INFORMATION

The following summary contains information from our consolidated statements of operations for the three-month period ended June 30, 2022 and 2021 (unaudited and in thousands, except per share amounts):

	Three-Months Ended June 30,
	2022	2021
Net sales	$54,817	$184,593
Cost of sales	47,860	129,088
Gross profit	6,957	55,505
Operating expenses:
Selling and marketing	12,891	21,300
General and administrative	12,463	11,523
Research and development	5,823	4,815
Goodwill and intangible impairment charge	26,965	—
Total operating expenses	58,142	37,638

Operating (loss) income	(51,185)	17,867
Other expense, net	(889)	(413)
(Loss) income from continuing operations before income taxes	(52,074)	17,454
Income tax expense	8,096	3,438
(Loss) income from continuing operations	(60,170)	14,016
Loss from discontinued operations, net of income taxes	(7)	(132)
Net (loss) income	$(60,177)	$13,884

Basic (loss) income per share from continuing operations	$(1.92)	$0.46
Basic loss per share from discontinued operations	—	(0.01)
Basic net (loss) income per share	$(1.92)	$0.45

Diluted (loss) income per share from continuing operations	$(1.92)	$0.43
Diluted loss per share from discontinued operations	—	—
Diluted net (loss) income per share	$(1.92)	$0.43

Shares used in per share calculations:
Basic	31,405	30,697
Diluted	31,405	32,508

Select Metrics:
Gross margin	12.7%	30.1%
Selling and marketing % of net sales	23.5%	11.5%
General and administrative % of net sales	22.7%	6.2%
Research and development % of net sales	10.6%	2.6%
Operating (loss) income % of net sales	(93.4)%	9.7%

SEGMENT INFORMATION

The following table presents certain comparative information by segment and major product lines within each business segment for the three-months ended June 30, 2022 and 2021 (unaudited and in thousands):

	Three-Months Ended June 30,		Change
	2022	2021	$	%
Net sales:
Direct net sales:
Cardio products(1)	$17,133	$31,430	$(14,297)	(45.5)%
Strength products(2)	9,343	31,966	(22,623)	(70.8)%
Direct	26,476	63,396	(36,920)	(58.2)%

Retail net sales:
Cardio products(1)	11,843	89,924	(78,081)	(86.8)%
Strength products(2)	15,601	30,560	(14,959)	(48.9)%
Retail	27,444	120,484	(93,040)	(77.2)%

Royalty	897	713	184	25.8%
Consolidated net sales	$54,817	$184,593	$(129,776)	(70.3)%

Gross profit:
Direct	$4,562	$24,514	$(19,952)	(81.4)%
Retail	1,498	30,278	(28,780)	(95.1)%
Royalty	897	713	184	25.8%
Consolidated gross profit	$6,957	$55,505	$(48,548)	(87.5)%

Gross margin:
Direct	17.2%	38.7%	(2,150)	basis points
Retail	5.5%	25.1%	(1,960)	basis points

Contribution:
Direct	$(9,893)	$6,759	$(16,652)	(246.4)%
Retail	(5,408)	22,090	(27,498)	(124.5)%
Royalty	897	713	184	25.8%
Consolidated contribution	$(14,404)	$29,562	$(43,966)	(148.7)%

Reconciliation of consolidated contribution to (loss) income from continuing operations:
Consolidated contribution	$(14,404)	$29,562	$(43,966)	(148.7)%
Amounts not directly related to segments:
Operating expenses	(36,781)	(11,695)	(25,086)	(214.5)%
Other expense, net	(889)	(413)	(476)	(115.3)%
Income tax benefit (expense)	(8,096)	(3,438)	(4,658)	(135.5)%
(Loss) income from continuing operations	$(60,170)	$14,016	$(74,186)	(529.3)%

(1) Cardio products include: connected-fitness bikes, the Bowflex® C6, Bowflex® VeloCore®, Schwinn® IC4, Max Trainer®, connected-fitness treadmills, other exercise bikes, ellipticals and subscription services.

(2) Strength products include: Bowflex® Home Gyms, Bowflex® SelectTech® dumbbells, kettlebell and barbell weights, and accessories.

BALANCE SHEET INFORMATION

The following summary contains information from our consolidated balance sheets as of June 30, 2022 and March 31, 2022 (unaudited and in thousands):

	As of
	June 30, 2022	March 31, 2022
Assets

Cash and cash equivalents	$7,311	$12,872
Restricted cash	1,339	1,339
Available-for-sale securities	—	—
Trade receivables, net of allowances	27,450	61,454
Inventories	103,932	111,190
Prepaids and other current assets	11,979	14,546
Other current assets - restricted, current	3,887	3,887
Income taxes receivable	1,721	1,998
Total current assets	157,619	207,286
Property, plant and equipment, net	33,185	32,129
Operating lease right-of-use assets	22,353	23,620
Goodwill	—	24,510
Other intangible assets, net	6,833	9,304
Deferred income tax assets, non-current	809	8,760
Income taxes receivable, non-current	5,673	5,673
Other assets	2,666	2,763
Total assets	$229,138	$314,045

Liabilities and Shareholders' Equity

Trade payables	$26,764	$53,165
Accrued liabilities	24,420	29,386
Operating lease liabilities, current portion	4,316	4,494
Finance lease liabilities, current portion	120	119
Warranty obligations, current portion	3,955	4,968
Income taxes payable, current portion	720	839
Debt payable, current portion, net of unamortized debt issuance costs	2,243	2,243
Total current liabilities	62,538	95,214
Operating lease liabilities, non-current	19,778	20,926
Finance lease liabilities, non-current	367	395
Warranty obligations, non-current	1,041	1,248
Income taxes payable, non-current	4,054	4,029
Deferred income tax liabilities, non-current	500	—
Other non-current liabilities	1,270	1,071
Debt payable, non-current, net of unamortized debt issuance costs	34,743	27,113
Shareholders' equity	104,847	164,049
Total liabilities and shareholders' equity	$229,138	$314,045

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

Non-GAAP Presentation
In addition to disclosing its financial results determined in accordance with GAAP, Nautilus has presented in this release certain non-GAAP financial measures, which exclude the impact of certain items (as further described below) and provide supplemental information regarding operating performance. Nautilus presents non-GAAP financial measures as a complement to results provided in accordance with GAAP, and the non-GAAP financial measures should not be regarded as a substitute for GAAP. By disclosing these non-GAAP financial measures, management intends to provide investors with a supplemental comparison of operating results and trends for the periods presented. Management believes these measures are also useful to investors as such measures allow investors to evaluate performance using the same metrics that management uses to evaluate past performance and prospects for future performance. Nautilus strongly encourages you to review all its financial statements and publicly filed reports in their entirety and to not rely on any single financial measure.

Adjusted Results

In addition to disclosing the comparable GAAP results, Nautilus has presented its operating expenses and operating (loss) income on an adjusted basis. Adjusted operating expenses and Adjusted operating (loss) income excludes the non-cash charges related to the non-cash charge related to goodwill and intangible asset impairment. We believe that the adjustment of these charges and any associated tax benefit, which are inconsistent in amount and frequency, supplements the GAAP information with a measure that can be used to assess the sustainability of our operating performance. Nautilus has also presented EBITDA from continuing operations on an adjusted basis, excluding the aforementioned items for similar reasons.

Adjusted EBITDA from Continuing Operations

Nautilus has also presented EBITDA from continuing operations on an adjusted basis, to exclude the non-cash charge related to goodwill and intangible asset impairment, stock-based compensation expense, and other expenses, net. We believe that the exclusion of stock-based compensation expense provides for a better comparison of our operating results to prior periods and to our peer companies as the calculations of stock-based compensation vary from period to period and company to company due to different valuation methodologies, subjective assumptions, and the variety of award types. We exclude other expenses, net that are the result of factors and can vary significantly from one period to the next, we believe that exclusion of such other expenses are useful to management and investors in evaluating the performance of our ongoing operations on a period-to-period basis. We believe that the adjustment of this charge, which is inconsistent in amount and frequency, supplements the EBITDA information with a measure that can be used to assess the sustainability of our operating performance.

The following table presents a reconciliation of operating expenses, the most directly comparable GAAP measure, to Adjusted operating expenses for the three-month period ended June 30, 2022 and 2021 (unaudited and in thousands):

	Three-Months Ended June 30,
	2022	2021
Operating expenses	$58,142	$37,638
Goodwill and intangible impairment charge(1)	(26,965)	—
Adjusted operating expenses	$31,177	$37,638

The following table presents a reconciliation of operating (loss) income, the most directly comparable GAAP measure, to Adjusted operating (loss) income for the three-month period ended June 30, 2022 and 2021 (unaudited and in thousands):

	Three-Months Ended June 30,
	2022	2021
Operating (loss) income	$(51,185)	$17,867
Goodwill and intangible impairment charge(1)	26,965	—
Adjusted operating (loss) income	$(24,220)	$17,867

The following table presents a reconciliation of (loss) income from continuing operations, the most directly comparable GAAP measure, to Adjusted EBITDA from continuing operations for the three-month period ended June 30, 2022 and 2021 (unaudited and in thousands):

	Three-Months Ended June 30,
	2022	2021
(Loss) income from continuing operations	$(60,170)	$14,016
Other expense, net	889	413
Income tax expense from continuing operations	8,096	3,438
Depreciation and amortization	2,306	2,054
Stock-based compensation expense	1,979	1,225
Goodwill and intangible impairment charge(1)	26,965	—
Adjusted (loss) earnings before interest, taxes, depreciation, and amortization (Adjusted EBITDA) from continuing operations	$(19,935)	$21,146

(1) Goodwill and intangible impairment charge
In accordance with ASC 350 — Intangibles — Goodwill and Other, an entity is required to perform goodwill and indefinite-lived trade names impairment valuations annually, or sooner if triggering events are identified. While our stock price and related market capitalization remained above our reporting unit carrying values as of March 31, 2022, we observed continued market volatility including significant declines in our market capitalization during the three-month period ended June 30, 2022, identified as a triggering event. We performed an interim evaluation and a market capitalization reconciliation during the first quarter of fiscal 2023, which resulted in non-cash goodwill and indefinite-lived intangible assets impairment charges.